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Exhibit 99.2

Lockwood Greene Engineers, Inc.
and Subsidiaries

Audited Financial Statements

As of and for the Year Ended

December 31, 2002

Report of Independent Auditors

The Stockholders and Board of Directors
Lockwood Greene Engineers, Inc.

        We have audited the accompanying consolidated balance sheet of Lockwood Greene Engineers, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lockwood Greene Engineers, Inc. and Subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

        The accompanying financial statements have been prepared assuming that Lockwood Greene Engineers, Inc. and Subsidiaries will continue as a going concern. As more fully described in Note 1, Lockwood Greene Engineers, Inc. is a majority-owned subsidiary of J.A. Jones, Inc. ("Jones"), which is wholly-owned by Philipp Holzmann AG, who entered insolvency proceedings in March 2002. Jones has not issued its 2002 audited financial statements, but is expected to report significant losses for the year ended December 31, 2002, and has a working capital deficiency. In addition, the Jones working capital credit facility expires on July 31, 2003. These conditions, along with others more fully described in Note 1, raise substantial doubt about Jones' ability to continue as a going concern. Because of the aforementioned conditions relating to Jones, and the uncertainties surrounding its plans to address its liquidity problems, the actions of Jones could have a substantial effect on the assets of Lockwood Greene Engineers, Inc. and Subsidiaries; therefore, there is also substantial doubt about whether Lockwood Greene Engineers, Inc. will continue as a going concern. The 2002 financial statements of Lockwood Greene Engineers, Inc. and Subsidiaries do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

February 21, 2003,
Except for Note 1, as to which the date is
July 8, 2003, and except for Note 15,
as to which the date is
February 12, 2004

Lockwood Greene Engineers, Inc. and Subsidiaries

Consolidated Balance Sheet

December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$47,138,694
Receivables—
Client accounts, less allowance for doubtful accounts of $736,028	96,405,722
Costs and earnings in excess of billings on uncompleted contracts	23,296,382
Retainage	14,382,724
Affiliate (Note 13)	10,767,054
Other	126,004
Equity in non-consolidated construction joint ventures	94,858
Prepaid expenses and other	8,817,176

Total current assets	201,028,614
Property and equipment:
Furniture and equipment	24,552,564
Leasehold improvements	2,729,094

27,281,658
Less accumulated depreciation and amortization	(22,237,884)

Property and equipment, net	5,043,774
Investment in and advances to affiliates	2,975,679
Other assets	6,412,518

Total assets	$215,460,585

December 31, 2002
Liabilities and stockholders' equity
Current liabilities:
Accounts payable—
Trade	$64,884,471
Affiliate (Note 13)	10,382,000
Retainage payable	16,932,727
Dividends payable	360,000
Current portion of notes payable to banks	2,534,894
Accrued compensation	12,400,562
Income taxes payable	935,280
Billings in excess of costs and earnings on uncompleted contracts	46,139,604
Deficit in non-consolidated construction joint ventures	804,433
Other accrued liabilities	13,080,300

Total current liabilities	168,454,271
Notes payable to banks, less current portion	1,840,419
Other liabilities	8,195,777

Total liabilities	178,490,467

Commitments and contingencies (Note 14)
Stockholders' equity:
Preferred stock—Series A, par value $50 per share; $50 per share liquidated preference, $4 cumulative dividend; authorized, issued and outstanding 90,000 shares	4,500,000
Common stock—par value $1 per share; authorized 600,000 shares; shares outstanding of 428,297	428,297
Additional paid-in capital	25,866,266
Retained earnings	8,786,738
Accumulated other comprehensive loss—foreign currency translation adjustment	(2,611,183)

Total stockholders' equity	36,970,118

Total liabilities and stockholders' equity	$215,460,585

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Consolidated Statement of Income

Year ended December 31, 2002
Gross revenue, including non-consolidated joint ventures of $17,281,000	$736,571,420
Affiliate revenue	2,897,000
Operating expenses:
Direct cost of services and overhead, including non-consolidated joint ventures of $40,868,000	612,053,299
Affiliate expenses	6,589,000
General and administrative	119,235,232

Operating income	1,590,889
Other income (expense):
Interest income	325,978
Interest (expense)	(163,195)
Other income	380,574
Parent company allocation	(1,200,000)

Income before income taxes	934,246
Income tax expense	475,000

Net income	$459,246

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity and Comprehensive Loss

	Preferred Stock		Common Stock				Accumulated Other Comprehensive Loss
					Additional Paid-in Capital	Retained Earnings		Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balances, December 31, 2001	90,000	$4,500,000	433,578	$433,578	$26,114,234	$8,826,894	$(1,972,640)	$37,902,066
Comprehensive income:
Net income	—	—	—	—	—	459,246	—	459,246
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	(638,543)	(638,543)

Total comprehensive loss								(179,297)

Common stock transactions— Repurchase of shares	—	—	(5,281)	(5,281)	(247,968)	(139,402)	—	(392,651)
Cash dividends declared— Preferred stock—$4.00 per share	—	—	—	—	—	(360,000)	—	(360,000)

Balances, December 31, 2002	90,000	$4,500,000	428,297	$428,297	$25,866,266	$8,786,738	$(2,611,183)	$36,970,118

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

Year ended December 31, 2002
Operating activities
Net income	$459,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,101,546
Loss on sale of equipment	27,185
Deferred income taxes	1,404,400
Losses on non-consolidated construction joint ventures	23,586,766
Changes in operating assets and liabilities:
Accounts receivable, net	25,308,923
Costs and earnings in excess of billings on uncompleted contracts	3,866,448
Prepaid expenses and other	(1,224,600)
Other assets	(42,298)
Accounts payable	(9,885,350)
Accrued compensation	(3,861,564)
Income taxes payable	(2,060,986)
Billings in excess of costs and earnings on uncompleted contracts	(13,968,655)
Other accrued liabilities	1,135,669
Other liabilities	(953,695)

Total adjustments	26,433,789

Net cash provided by operating activities	26,893,035
Investing activities
Investments in non-consolidated construction joint ventures	(26,084,611)
Capital returns from investments in non-consolidated construction joint ventures	145,138
Capital expenditures	(1,280,413)
Proceeds from sales of property and equipment	44,277

Net cash (used in) investing activities	(27,175,609)

Lockwood Greene Engineers, Inc. and Subsidiaries

Consolidated Statement of Cash Flows (continued)

Year ended December 31, 2002
Financing activities
Proceeds from notes payable	$8,291,939
Principal payments on notes payable	(12,295,370)
Repurchase of common stock	(392,651)
Dividends paid	(360,000)

Net cash (used in) financing activities	(4,756,082)

Effects of exchange rate changes on cash and cash equivalents	302,691

Net (decrease) in cash and cash equivalents	(4,735,965)
Cash and cash equivalents at beginning of year	51,874,659

Cash and cash equivalents at end of year	$47,138,694

Supplemental disclosures of cash paid during the period
Income taxes	$2,669,000

Interest	$163,000

Supplemental schedule of noncash activities

        In 2002, the Company wrote off $10,010,981 of fully depreciated property and equipment which is no longer in use. No proceeds were received and no costs were incurred in relation to these write-offs.

        In 2002, a deferred tax asset of $1,669,000 was recorded to reflect the future benefit associated with the Company's foreign currency translation adjustment. The transaction did not affect cash or net income during 2002.

See accompanying notes.

Lockwood Greene Engineers, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2002

1. Going Concern

        Lockwood Greene Engineers, Inc. and Subsidiaries ("Lockwood Greene" or the "Company") is a majority-owned subsidiary of J.A. Jones, Inc. ("Jones"), which is wholly-owned by Philipp Holzmann AG ("Holzmann"), who entered insolvency proceedings in March 2002. Jones has not issued its 2002 audited financial statements but is expected to report significant losses and significant negative working capital as of and for the year ended December 31, 2002. In addition, the Jones working capital credit facility expires on July 31, 2003. These conditions raise substantial doubt about Jones' ability to continue as a going concern. Because of the aforementioned conditions relating to Jones, and the uncertainties surrounding its plans to address its liquidity issues, Jones' actions could have a substantial effect on Lockwood Greene. Management of Jones has put in place a plan with the support of the Jones' creditors (banks and sureties) and approval by the creditors' committee of Holzmann, to facilitate the execution of a restructuring effort to repay its creditors. This plan includes divesting capital and bond intensive operating units for the benefit of the ongoing viability of Jones and achieving an improved cash position, resulting in a remaining organization comprised by a select group of core assets, which is expected to include Lockwood Greene.

        Lockwood Greene, along with various other subsidiaries of Jones, has indemnified certain sureties of Jones against losses incurred in connection with specific performance bonds. This agreement enables the sureties to demand immediate payment from any guarantor for losses incurred, including Lockwood Greene. Such a demand has not been made and management does not believe it will be made, unless the divestiture plan is unsuccessful. Management of Jones believes the divestiture will be completed prior to October 1, 2003. At the completion of the plan any remaining debt owed to the creditors of Jones will become the responsibility of the on-going businesses. The intention of Jones management is to service any remaining obligation from the future operating cash flows of those business units; however, the creditors could force the sale of any remaining operating units; and, Jones management may decide to sell additional assets or businesses, which may include Lockwood Greene and its subsidiaries, to satisfy the debt. Current estimates of total debt after the sureties complete funding of anticipated project losses at Jones is not reasonably estimable at this time.

        Lockwood Greene has not pledged any of its assets as collateral for Jones debt, except as previously described in relation to the surety indemnification agreement. In addition, Lockwood Greene has renewed its line of credit facilities equaling $10 million and $25 million through August 2, 2003 and October 1, 2003, respectively. The Bank has agreed to extend the maturity of the Company's $10 million line of credit facility through May 2, 2004. At June 30, 2003, the Company has drawn $0 on these facilities.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, all of its majority owned subsidiaries, and a majority-owned construction joint venture. Assets and liabilities of certain other construction joint ventures are accounted for by the equity method in the consolidated balance sheet and the Company's proportionate share of revenue and costs are included in the consolidated statement of income. Intercompany balances and transactions have been eliminated in consolidation.

Nature of Business and Credit Risk

        The Company provides consulting, design and construction services to a variety of process, manufacturing, power and institutional entities in the United States and certain international locations.

        The following table presents the net assets (liabilities) for international locations, net of intercompany balances, as of December 31, 2002:

Argentina	$1,558,000
Brazil	(18,000)
Germany	2,166,000
Mexico	(1,102,000)
Asia	(2,376,000)
Russia	369,000

        Revenues, net of elimination entries for transactions with consolidated entities, from international locations represented 5.9% of consolidated gross revenues for the year ending December 31, 2002. International operations resulted in net loss before income tax expense of $(75,000) for the year ended December 31, 2002.

        Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash investments and account receivable.

        The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions.

        Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers and their dispersion across many different industries and geographic areas. The Company bills and collects its receivables during the progress of contracts. Additionally, the Company performs ongoing credit evaluations on certain of its customers' financial condition, but typically does not require collateral on billings; however, the Company can generally place liens on property in order to collect its receivables. The Company's allowance for doubtful accounts consists of specific reserves for certain at risk customer balances based on analysis of the current financial condition of such customers and other factors. Management believes its reserve position is adequate as of December 31, 2002 and does not expect its actual rate of loss to exceed such estimates. The Company identifies delinquent accounts based on specific customer terms and typically does not accrue interest charges on customer balances. The recorded values are maintained on the consolidated financial statements, even those balances that are fully reserved, for a period of typically six months. After such time, the amounts are removed along with the corresponding reserve balance.

Revenue Recognition

        Contract revenue is recognized generally on the percentage-of-completion method, based on the relationship of the actual cost of work performed at the measurement date compared to the contract's total estimated cost at completion, for financial and tax reporting. Certain costs incurred by the Company on behalf of its customers are reimbursed by those customers and are not reflected in the accompanying consolidated statements of income as revenues or costs. Full provision is made for any estimated losses on uncompleted contracts. Revisions to contract estimates are recorded as the estimating factors are refined.

        Revenues recognized in excess of amounts billed and the associated costs are classified as current assets, since it is anticipated that these earnings and costs will be billed and collected in the next fiscal year. Amounts billed to clients in excess of costs incurred and revenues recognized to date are classified as current liabilities. Profit incentives are included in revenues when their realization is reasonably assured.

        When the Company is directly responsible for the procurement of materials, equipment, or subcontractors for construction contracts, it includes such amounts in both revenues and costs.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist primarily of overnight repurchase agreements, variable rate demand bonds, and commercial paper. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investment in Affiliates

        Investments in affiliates in which the Company owns between 20% and 50% of the voting stock are accounted for on the equity method. Investments in affiliates in which the Company owns less than 20% of the voting stock are accounted for on the cost method.

Property and Equipment

        Property and equipment are recorded at cost. Furniture and equipment are depreciated over estimated useful lives of three to seven years using the straight-line method. Leasehold improvements are amortized over the terms of the related leases or, if shorter, their estimated useful lives, using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Depreciation is deducted for income tax purposes using accelerated methods over the appropriate lives.

Income Taxes

        The Company participates in filing a consolidated Federal income tax return with Jones. The Federal income tax obligation that is allocated to the Company is determined as if the Company was filing a separate Federal income tax return. The resultant tax liability or receivable is paid to or received from Jones.

        The Company files Puerto Rico income tax returns relating to the operation of a branch of one of its subsidiaries and Jones receives a credit on its Federal income tax return relating to the Puerto Rico taxes.

        The Company accounts for income taxes under provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities.

Foreign Currency Translation

        The financial statements of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at the average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange at the balance sheet date. Translation gains and losses are deferred as a separate component of stockholders' equity in other comprehensive income or loss, unless there is a sale or complete liquidation of the underlying foreign investment. As of December 31, 2002, the Company's accumulated foreign currency translation adjustment was $2,611,183, net of taxes of $1,669,000. Gains and losses from foreign currency transactions, such as those resulting from the settlement of foreign receivables or payables, are included in the consolidated statement of income.

Comprehensive Income

        The Company has adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income or loss and its components in a full set of financial statements. Comprehensive income or loss consists of net income or loss, and net unrealized foreign currency gains (losses) on foreign currency translation adjustments and is presented in the consolidated statement of stockholders' equity and comprehensive income (loss). The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.

Fair Value of Financial Instruments

        SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. As of December 31, 2002, the book value of financial assets and liabilities of the Company approximates their fair value due to their short-term nature and due to long-term debt being issued at various variable rates, or fixed rates, which approximate market value. See Note 9 for discussion of the Company's interest rate swap agreement.

Recent Accounting Pronouncements

        In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, ("FAS 142"). FAS 142 supersedes Accounting Principles Bulletin No. 17, Intangible Assets. FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The most significant changes made by FAS 142 are: (1) goodwill and other intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years. FAS 142 was effective for fiscal years beginning after December 15, 2001 and the Company adopted the provisions of SFAS No. 142 effective January 1, 2002. Goodwill of $2,194,000 is included in other noncurrent assets on the accompanying balance sheet. No goodwill amortization expense was recognized in 2002.

        In October 2001, the FASB issued Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets ("FAS 144"). FAS 144 provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. The statement supercedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("FAS 121"). It also supercedes the accounting and reporting provisions of APB Opinion No. 30 Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions related to the disposal of a segment of a business. FAS 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement at the beginning of fiscal year 2002. Adoption of the statement did not have a significant impact on the Company's financial statements.

        In January 2003, the FASB issued Interpretation (FIN) 46, "Consolidation of Variable Interest Entities," which provides guidance on when to consolidate variable interest entities. FIN 46 requires certain disclosures regarding variable interest entities in financial statements issued after January 31, 2003. Management has not yet determined what impact FIN 46 may have on its consolidated financial statements.

3. Business Combinations

        On January 1, 2002, the Company increased its ownership in Gutsa Lockwood Greene S.A. de C.V. from 75% to 100% and the subsidiary's name was changed to Lockwood Greene de Mexico S.A. de C.V. ("LGM"). The additional investment was approximately $2,400,000 and was done through a debt to equity conversion with no participation from the minority shareholder.

        The Company has included goodwill in other assets in the accompanying consolidated balance sheet.

4. Costs and Estimated Earnings on Uncompleted Contracts

        The following represents costs and estimated earnings on uncompleted contracts at December 31, 2002:

Costs incurred on uncompleted contracts	$1,795,898,577
Estimated earnings	268,623,435

Gross contract revenue	2,064,522,012
Less billings to date	(2,087,365,234)

Net	$(22,843,222)

Included in the accompanying balance sheet under the following captions:
Costs and earnings in excess of billings on uncompleted contracts	$23,296,382
Billings in excess of costs and earnings on uncompleted contracts	(46,139,604)

$(22,843,222)

5. Investment in and Advances to Affiliates

        The Company has a $2,000,000 investment in Columbia Ventures, LLC ("Columbia"), which is carried at cost determined by the value of contributed services and cash payments, representing a 10% interest. Columbia owns approximately 4,400 acres in Columbia, SC.

        The Company has a $1,000,000 investment in GlobiTech Incorporated ("GlobiTech"), which is carried at cost, representing a 1% interest.

6. Non-consolidated Construction Joint Ventures and Investees (Unaudited)

        Summarized financial information of the non-consolidated construction joint ventures as of and for the year ended December 31, 2002 is as follows:

Assets	$16,775,258
Liabilities	(18,008,111)

Net participants' deficit	$(1,232,853)

Revenues	$32,041,358
Operating expenses, net	(82,145,175)

Net loss	$(50,103,817)

The Company's share of the net participants' equity (deficit) and advances to construction joint ventures is included in the accompanying balance sheet under the following captions:
Equity in construction joint ventures (current)	$94,858
(Deficit) in construction joint ventures (current)	(804,433)

$(709,575)

        During 2002, one of the Company's construction joint ventures incurred significant losses, of which the Company's share was approximately $23,000,000. The Company's total share of joint venture net losses was $23,587,000 in 2002. As discussed under principles of consolidation, the Company's proportionate share of revenues and costs are included in the various appropriate line items in the accompanying consolidated statement of income.

        Effective January 2003, the Company announced a strategic expansion of its alliance with Tebodin B.V., a consulting and engineering firm based in the Netherlands. A new joint venture, Tebodin Lockwood Greene B.V., was formed and is also based in the Netherlands. The new joint venture combined selected operational locations in Europe and Asia effective January 1, 2003. In exchange for a 50% investment in the new joint venture, the Company is transferring its investment in Moscow, Asia (Singapore, China and Thailand) and Germany (Lockwood Greene Petersen only) to the new joint venture at amounts expected to be at least equal to book value.

7. Common and Preferred Stock

        The Company's Articles of Organization provide that all outstanding shares of common stock not owned by Jones are to be owned by employees and that each share of common stock is equivalent to one vote. When such employment relationship ends, the stock must be offered for sale to, and must be purchased by, the Company. Common shares repurchased are retired and then an equivalent number of shares may be subsequently offered for sale to employees. The repurchase and/or resale price per share is the book value per share of common stock as of the close of the calendar quarter preceding the date of purchase and/or sale. At the election of the Company, all outstanding shares of common stock not held by Jones are redeemable at book value. The percentage of shares of common stock owned by employees approximates 16% at December 31, 2002.

        All shares of preferred stock are owned by Jones and do not carry voting privileges. The preferred stock is non-convertible, has a $50 per share preference in liquidation plus dividends in arrears, if any, and is subject to redemption at the option of the Company at par value plus any declared but unpaid dividends. All required dividends have been accrued.

8. Retirement Plans

        The Company participates in a multiple employer, non-contributory defined benefit retirement plan sponsored by Jones, which covers substantially all salaried and certain hourly-paid employees. Retirement benefits are based upon length of service and average salary over the five years immediately preceding retirement. Contributions to the plan are based upon the projected unit credit actuarial funding method and are limited to the amounts that are currently deductible for tax reporting purposes. Separate actuarial valuations are not available for each participating employer nor are plan assets segregated.

        The following table sets forth the plan's benefit obligations, fair value of plan assets and funded status for the Jones plan at December 31, 2002:

Change in benefit obligation
Benefit obligation at beginning of year	$129,436,000
Service cost	6,440,000
Interest cost	10,117,000
Plan amendments	322,000
Benefits paid	(3,900,000)
Actuarial loss	12,196,000

Benefit obligation at end of year	$154,611,000

Change in plan assets
Fair value of plan assets at beginning of year	$94,646,000
Employer contributions	80,000
Actual loss on plan assets	(11,294,000)
Benefits paid	(3,900,000)

Fair value of plan assets at end of year	$79,532,000

Reconciliation of funded status
Funded status	$(75,079,000)
Unrecognized actuarial loss	50,376,000
Unrecognized net transition asset	(66,000)
Unrecognized prior service benefit	(967,000)

Net amount recognized at year-end	$(25,736,000)

Net amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(25,736,000)
Additional minimum liability	(25,036,000)
Accumulated other comprehensive income	25,036,000

Net amount recognized	$(25,736,000)

Weighted—average assumptions as of December 31, 2002:
Discount rate	6.75%
Expected long-term rate of return on plan assets	9.00%
Rate of compensation increase	4.00%
Components of net periodic benefit cost:
Service cost	$6,440,000
Interest cost	10,117,000
Expected return on plan assets	(9,899,000)
Amortization of prior service cost	(222,000)
Amortization of transitional asset	(38,000)

Net periodic benefit cost	$6,398,000

        In addition to the benefits provided under the qualified pension plan, retirement benefits associated with compensation in excess of the Internal Revenue Service allowable compensation limits are provided to certain employees under a non-qualified plan. There was no expense for this plan in 2002.

        In addition, eligible employees of the Company participated in a 401(k) plan sponsored by Jones. The Plan allows participants to contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The plan provides for a matching contribution by the Company, which amounted to $4,534,298 during the year ended December 31, 2002, and is included in direct cost of services and overhead in the accompanying consolidated statement of income.

9. Notes Payable to Banks

        Notes payable to banks at December 31, 2002 are as follows:

Secured installments notes, payable in quarterly installments, due April 2004 with interest at 5.49%	$3,333,333
Secured installments notes, payable in quarterly installments, due January 2005 with interest at LIBOR plus 125 basis points	811,337
Borrowings on working capital lines of credit, payable on demand, with various interest rates	230,643

4,375,313
Less current portion	(2,534,894)

Notes payable to banks, less current portion	$1,840,419

        At December 31, 2002, principal payments due on notes payable are $2,534,894 in 2003, $1,739,004 in 2004, and $101,415 in 2005.

        The Company maintains a joint credit facility with banks of $35 million at December 31, 2002, for working capital needs, including letters of credit, acquisition or equipment financing and multi-currency borrowings. Under the arrangement, one bank provides for borrowings on a working capital line of credit not to exceed $10 million, which matures August 2, 2003. A second bank extends stand-by letters of credit not to exceed $25 million, and that commitment expires October 1, 2003. This facility was unsecured until June 2002 after which time, it became secured by a first security interest in receivables and other tangible property and a junior security position on contract rights, accounts, equipment, tools and materials on bonded projects. In 2002, all borrowings on the working capital line of credit are at the Adjusted LIBOR plus 300 basis points. There was $230,643 in outstanding borrowings under the lines of credit, including the separate facilities discussed below, at December 31, 2002, which are included in notes payable in the accompanying balance sheet.

        These lines of credit have certain financial and restrictive covenants, including requirements to maintain minimum levels of working capital and tangible net worth and restrictions on dividends paid to holders of stock, sales of assets, transactions with affiliates and additional indebtedness.

        The Company was in compliance with all debt covenants as of and for the period ended December 31, 2002.

        The Company also maintains an unsecured line of credit of 1,000,000 Brazilian Reals at December 31, 2002, for working capital needs at an international operation. Borrowings during 2002 are at the bank's C.D.I. plus 7.5%. As of December 31, 2002, there were outstanding borrowings equivalent to $230,643 under the line of credit.

        The Company maintains an unsecured line of credit of 250,000 Singapore Dollars at December 31, 2002 for working capital needs at an international operation. Borrowings are at the bank's prime rate plus 2%. There were no borrowings outstanding at December 31, 2002.

10. Derivative Instruments and Hedging Activities

        The Company has an interest rate swap agreement with a major U.S. bank to convert the notional amount subject to the swap agreement from a variable interest rate to a fixed interest rate of 5.49%. The interest differential received or paid is recognized as an adjustment to interest expense and is based on the notional amount of the swap instrument, which automatically reduces as scheduled principal payments on the underlying debt are received by the bank. Accordingly, the notional amount of the instrument is equal to $3,333,333 as of December 31, 2002. The interest rate swap does not qualify as a hedge under Statement 133 and therefore changes in fair value of the interest rate swap, if material, are recorded in current earnings in the period of change. The fair value of the interest rate swap was derived by discounting the cash flows of the fixed rate portion of the swap and comparing them to the cash flows using the forecasted variable rate under the swap. The fair value of the interest rate swap agreement was immaterial to the financial statements at December 31, 2002.

11. Leases

        The Company leases office facilities, automobiles and certain equipment under various noncancellable operating leases. The following is a summary of minimum annual lease commitments for these operating leases:

2003	$10,041,000
2004	8,864,000
2005	7,477,000
2006	5,560,000
2007	3,452,000
Thereafter	12,266,000

$47,660,000

        The minimum annual commitments exclude rentals which may become payable under lease renewal options at the then prevailing rates, if exercised, and additional rental payments which may be required under certain office leases for increased maintenance and operating costs of the lessor, which cannot be reliably estimated.

        Total rent expense on operating leases amounted to $14,528,000 during the year ended December 31, 2002 and is included in direct cost of services and overhead in the accompanying consolidated statement of income.

12. Income Taxes

        Income tax expense (benefit) consists of the following at December 31, 2002:

	Current	Deferred	Total
Federal	$(93,000)	$332,800	$239,800
State	(82,600)	(315,400)	(398,000)
Foreign	(753,800)	1,387,000	633,200

	$(929,400)	$1,404,400	$475,000

        The reconciliation of income tax computed at the U.S. federal statutory tax rate to Lockwood Greene's effective income tax rate for the year ended December 31, 2002 was as follows:

Pretax income	$934,246
Federal statutory rate	34%

Expected tax expense	317,644
Reconciling items:
State income taxes	30,830
Disallowed expenses and exclusions	264,913
Other	(138,387)

Provision for income taxes	$475,000

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 are presented below:

Total gross deferred tax assets	$12,149,500
Less valuation allowance	(3,036,000)

Net deferred tax assets	9,113,500
Net deferred tax liabilities	(1,681,500)

Net deferred tax asset	$7,432,000

        Significant temporary differences relate primarily to depreciation, pension accruals, compensated absences and other reserves and accruals.

        Current deferred income tax assets of $4,180,000 at December 31, 2002, are included in prepaid expenses and other in the consolidated balance sheet. Noncurrent deferred income tax assets of $3,252,000 at December 31, 2002, are shown in other assets in the accompanying consolidated balance sheet. Management believes that these deferred tax assets are fully realizable through availability of taxes paid during carryback periods and future taxable earnings, except for the deferred tax asset associated with the foreign losses from certain international subsidiaries. A valuation allowance has been recorded for the entire deferred tax asset associated with these losses. The net change in the valuation allowance for 2002 was $87,000.

        The Company has not provided deferred income taxes on the cumulative amount of undistributed earnings related to its foreign subsidiaries since those investments are considered permanent in duration.

13. Related Party Transactions

        The Company is involved in certain contracts with Jones and its subsidiaries, non-consolidated affiliates and with LG Scott Associates who acts as an engineering liaison and servicing representative for one of the Company's subsidiaries. In certain cases, the Company provides services as a subcontractor to these related parties. The gross contract revenue earned for such services in the accompanying consolidated statement of income for the year ended December 31, 2002, is as follows:

Jones and subsidiaries	$2,897,000

        In other contract situations, the related parties act as subcontractors to the Company. Depending upon specific contractual agreements between the Company and its customers, these costs may be recorded as direct project expenses and result in additional revenues earned by the Company. Alternatively, they may be accounted for by the Company as reimbursable costs, which are not reflected as either revenues or costs. The amounts recorded for direct project expenses in the accompanying consolidated statement of income for the year ended December 31, 2002, are as follows:

Jones and subsidiaries	$6,402,000
LG Scott Associates	187,000

$6,589,000

        The accompanying consolidated balance sheet include the following amounts due from or to these related parties at December 31, 2002:

	Accounts Receivable	Accounts Payable
Jones and Subsidiaries	$10,122,878	$10,381,000
LG Scott Associates	489,415	1,000
Affiliates	154,761	—

	$10,767,054	$10,382,000

        The Company paid a Parent Company Allocation to Jones for corporate services of $1,200,000 during the year ended December 31, 2002.

        The Company leased an office facility from a subsidiary of Jones under an operating lease. During August 2001, the Company entered into a revised lease agreement with Jones, which was subsequently transferred in connection with the sale of the leased property to the purchasing third party. The affiliate committed to reimburse the Company for the rent escalation, as well as for contractually required repairs to be performed to the leased facility. Accordingly, a receivable of $1,280,000 due from the affiliate was recorded at the initiation of the transaction. The affiliate is reimbursing the company for the increased rent payments, as payments become due to the third party. Required repairs will be reimbursed when performed. As such, at December 31, 2002, a balance of $959,000, is included in affiliate accounts receivable in the accompanying consolidated balance sheet.

        During the year ended December 31, 2002, Jones allocated $630,000 of rent expense to the Company for other office space occupied by the Company, which is included in direct cost of services and overhead in the accompanying consolidated statement of income.

        Effective July 1, 1999, J.A. Jones Construction Company, an affiliate, transferred all of the operations of J.A. Jones Construction Company's Technologies Group to the Company. In connection with this transfer, the Company entered into an earn-out agreement with an affiliate. Accordingly, the Company has agreed to pay to the affiliate a defined portion of the profits generated by the ongoing power operations beginning in the year 2001 through 2006, with an aggregate maximum earn-out payment of $16,000,000. During 2002, no such amounts were accrued due to the loss positions of the related projects.

14. Commitments and Contingencies

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the final disposition or settlement of all such litigation and claims will not have a material adverse effect on the Company's consolidated financial position or results of its operations.

        In the ordinary course of business, the Company has made contract commitments and is contingently liable under performance guarantees. In connection with these activities, the Company has letters of credit issued through financial institutions in the amount of $20,079,000 as December 31, 2002.

15. Subsequent Event

        On September 30, 2003, the Company's U.S. entities filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Western District of North Carolina (the Bankruptcy Court). Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief are stayed while the Company continues business operations as debtor-in-possession. On October 28, 2003, the Company filed a motion with the Bankruptcy Court for establishing and approving bidding procedures for the sale of substantially all of the Company's assets and certain liabilities (the Sales Procedures Motion). The Sales Procedures Motion and related bidding procedures were approved by the Bankruptcy Court on November 18, 2003.

        On December 12, 2003, the Company entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of its assets and certain liabilities to CH2M HILL Companies, Ltd. The Agreement provides for a cash purchase price of $95.5 million, subject to adjustment within 90 days after the closing. The purchase price was determined on an arms' length basis through a competitive auction pursuant to auction and bid procedures previously approved by the Bankruptcy Court.

QuickLinks

  Exhibit 99.2
Lockwood Greene Engineers, Inc. and Subsidiaries Consolidated Balance Sheet
Lockwood Greene Engineers, Inc. and Subsidiaries Consolidated Statement of Income
Lockwood Greene Engineers, Inc. and Subsidiaries Consolidated Statement of Cash Flows
Lockwood Greene Engineers, Inc. and Subsidiaries Consolidated Statement of Cash Flows (continued)
Lockwood Greene Engineers, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2002